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                                                                    EXHIBIT 99.1

WESCO DISTRIBUTION, INC.

PUBLICATION DATE:            20-Aug-2002

ANALYST(S):                  Daniel R Di Senso, New York (1) 212-438-7693


CREDIT RATING:  BB-/Negative/--


Rationale

On Aug. 20, 2002, Standard & Poor's Ratings Services revised its outlook on WESCO Distribution Inc. to negative from stable because of the uncertainties regarding the timing and magnitude of recovery of its key industrial and construction markets. Weak markets have caused significant declines in sales and earnings, notwithstanding cost-reduction actions.

         At the same time, Standard & Poor's affirmed its `BB-` corporate credit rating on WESCO. About $490 million of debt was outstanding at June 30, 2002, and the firm had $275 million of net securitized accounts receivable outstanding.

         The ratings reflect WESCO's weak financial profile, as evidenced by a heavy debt burden and thin cash flow protection, which largely offsets the firm's solid business position.

         With annual sales of more than $3 billion, Pittsburgh, Pa.-based WESCO, the principal operating subsidiary of WESCO International Inc., is one of the two biggest competitors in the very large but fragmented U.S. electrical equipment wholesale distribution industry. A well-established network of more than 350 branches, broad product offerings, and diversified customer base are important competitive strengths for WESCO. In addition, a large portion of sales going to more stable replacement markets; value-added service capabilities (such as its growing presence in integrated supply procurement services); and multi-year agreements with large, national account customers limit earnings and cash flow volatility, although pricing flexibility is very restricted.

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         During the past few years, WESCO has been one of the main consolidators of this large (estimated sales of $75 billion -$80 billion) but fragmented industry. Customer outsourcing of non-core functions has driven industry growth. WESCO's business plan calls for the firm to grow primarily through expansion of its national accounts and integrated supply programs, supplemented with occasional niche acquisitions. In the near term, the firm will be focused on organic growth and optimizing benefits of its restructuring plans, with acquisitions playing a much diminished role.

         For 2001, sales from core operations declined 8.6% and EBITDA declined by 21% from 2000, reflecting soft industrial, building construction, and electric utility markets. For the first half of 2002, sales were down by 11%, and EBITDA was down by 25% from the first half of 2001, and the timing of a rebound could be delayed until early- to mid-2003. Operating performance should improve gradually as the economy recovers, and WESCO benefits from its restructuring program to reduce costs and improve productivity. Debt usage is expected to diminish during the next one to two years, as free cash flows are used primarily for debt reduction. Adjusted debt to EBITDA, currently about 6.2 times (x), should diminish during the next 12 months - 18 months to between 5.0x and 5.5x, and funds from operations to total debt should range between 10%-15%, levels consistent with the ratings. Financial flexibility is adequate, supported by availability under its new bank credit facility.



Outlook

Failure to show sufficient progress during the next two to four quarters in improving operating performance could result in a downgrade.


Ratings Affirmed, Outlook Revised to Negative

WESCO Distribution Inc.
  Corporate credit rating            BB-
  Subordinated debt                  B

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